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Exhibit 3.7

ARTICLES OF INCORPORATION
OF
COBB FINANCE CORP.

        Pursuant to the provisions of the Alabama Business Corporation Act, the undersigned hereby adopts the following Articles of Incorporation:

ARTICLE I

        The name of the Corporation is Cobb Finance Corp.

ARTICLE II

        The purpose for which the Corporation is formed is the transaction of any lawful business for which corporations may be organized under the Alabama Business Corporation Act.

ARTICLE III

        The total number of shares of stock which the Corporation shall have authority to issue is 10,000 shares, consisting of 10,000 shares of Common Stock, par value $.01 per share.

ARTICLE IV

        The address of the Corporation's initial registered office in the State of Alabama is 924 Montclair Road, Birmingham, Alabama 35213 and the name of its initial registered agent at such address is Robert M. Cobb.

ARTICLE V

        The names and mailing addresses of the initial Board of Directors, to serve until their successors are elected and qualified pursuant to the Alabama Business Corporation Act and the Bylaws adopted by this Corporation, are as follows:

Rowland C. Cobb, Jr.	924 Montclair Road Birmingham, Alabama 35213
Robert M. Cobb	924 Montclair Road Birmingham, Alabama 35213
Jefferson R. Cobb	924 Montclair Road Birmingham, Alabama 35213

        Election of Directors need not be by written ballot.

ARTICLE VI

        A Director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a Director, except liability for (a) the amount of a financial benefit received by a Director to which he or she is not entitled, (b) an intentional infliction of harm on the Corporation or its shareholders, (c) a violation of Section 10-2B-8.33 of the Code of Alabama 1975, as amended, (d) an intentional violation of criminal law, or (e) a breach of the Director's duty of loyalty to the Corporation or its shareholders.

ARTICLE VII

        The name and mailing address of the sole Incorporator is as follows:

Cobb Theatres, L.L.C.
924 Montclair Road
Birmingham, Alabama 35213

        IN WITNESS WHEREOF, the undersigned, being the sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Alabama Business Corporation Act, does make these Articles and does hereby declare and certify that the facts stated herein are true, and accordingly does hereunto sign these Articles of Incorporation this 19th day of January, 1996.

Cobb Theatres, L.L.C.
By:	/s/ ROBERT M. COBB Robert M. Cobb Its Member-Manager

This instrument prepared by:

Ross N. Cohen
Haskell Slaughter Young & Johnston,
        Professional Association
1200 AmSouth/Harbert Plaza
1901 Sixth Avenue North
Birmingham, Alabama 35203

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  Exhibit 3.7
ARTICLES OF INCORPORATION OF COBB FINANCE CORP.